EXHIBIT 4.6

BALLARD POWER SYSTEMS INC.

2003 SHARE DISTRIBUTION PLAN

Effective as of December 31, 2008

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Share Distribution Plan:

(a)	Associate means the board of directors of the Corporation;has the meaning ascribed thereto in the Securities Act (British Columbia);
(b)	Board means the board of directors of the Corporation;
(c)	Common Shares means common shares in the capital of the Corporation;
(d)	Corporation means Ballard Power Systems Inc.;
(e)	Director means a director of the Corporation or former director of the Corporation;
(f)

DSU means a notional unit equal in value to that of a Common Share, which is not payable until the earlier of retirement, termination, resignation or death of the Director or Eligible Executive, or as otherwise provided in the DSU Plan for Directors or in the DSU Plan for Executive Officers;

(g)	DSU Plan for Directors means the Corporation’s Deferred Share Unit Plan for Directors, as approved by the Board;
(h)	DSU Plan for Executive Officers means the Corporation’s Deferred Share Unit Plan for Eligible Executives, as approved by the Board;
(i)	Effective Date means the date this Share Distribution Plan becomes effective as determined under §3.1;
(j)	Effective Time has the meaning specified in the Plan of Arrangement under which the Corporation acquires its assets and thereafter caries on business as successor to Old Ballard;

(k)	Eligile Executive means such executive officer of the Corporation as the Board may designate from time to time as eligible to participate in the Deferred Share Unit Plan for Executive Officers;
(l)

Employee means a part-time or full-time employee (including officers, whether or not directors) of the Corporation or of a Subsidiary or any former part-time or full-time employee (including officers, whether or not directors) of the Corporation or of a subsidiary;

(m)	Insider means
(i)

an insider of the Corporation as defined in the Securities Act (British Columbia), other than a person who is such an insider solely by virtue of being a director or senior officer of a Subsidiary, and

(ii)	an Associate of a person who is an Insider by virtue of §(i);

(n)       Old Ballard means Ballard Power Systems Inc., corporation number 248019-1;

(o)       Officer means an individual who is an officer of the Corporation and any of its Subsidiaries;

(p)       Outstanding Issue means the number of Common Shares outstanding on a non-diluted basis;

(q)       Regulatory Approval means the approval of the Toronto Stock Exchange and every other stock exchange or securities regulatory agency whose approval is required in the circumstances;

(r)        RSU means a right granted by the Corporation to an Employee to receive, on a deferred payment basis, Common Shares on the terms and conditions as provided in the RSU Plan;

(s)       RSU Plan means the Corporation’s Restricted Share Unit Plan, as approved by the Board;

(t)        Share Compensation Arrangement means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to any director, officer or employee of the Corporation, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise;

(u)       Share Distribution Plan means this Share Distribution Plan, as amended from time to time;

(v)       Subsidiary means a subsidiary of the Corporation as determined under the Canada Business Corporations Act; and

(w)      a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

PART 2

SHARE DISTRIBUTION PLAN

Purpose of Share Distribution Plan

2.1                   The general purpose of this Share Distribution Plan is to conserve the Corporation’s cash reserves by providing equity incentives to our continuing Employees and Directors that would otherwise be paid in cash. Specifically, the Share Distribution Plan is used to:

(a)       annually recognize contributions made by Employees in accordance with the Corporation’s Bonus Plan;

(b)       satisfy Directors’ annual retainers, including any redemption of DSUs issued pursuant to the DSU Plan for Directors;

(c)       enable the Corporation to satisfy any redemption of DSUs issued pursuant to the DSU Plan for Executive Officers;

(d)       enable the Corporation to satisfy any redemption of RSUs issued pursuant to the RSU Plan;

(e)       enable the Corporation to attract key Employees to the Corporation by issuing Common Shares as a signing bonus; and

(f)        enable the Corporation to settle contractual amounts payable as a result of termination or statutory severance payments owing to Employees.

Eligibility

2.2                   The Board may issue Common Shares under this Share Distribution Plan to Employees and Directors for no cash consideration, provided that such issuance falls within the purposes set out in §2.1, based on the recommendation of the Management, Development, Nominating & Compensation Committee and the Chief Executive Officer.

Maximum Shares to be Issued

2.3                   The maximum number of Common Shares that may be issued under this Share Distribution Plan is 7,050,000.

Determination of Issue Price

2.4                   The issue price of the Common Shares granted under this Share Distribution Plan will be not less than the last closing price per share for the Common Shares on the Toronto Stock Exchange or the Nasdaq National Market on the date that the Board approves the issuance of the Common Shares, or as otherwise determined by the Board.

Adjustment

2.5                   The number of Common Shares which may be issued under this Share Distribution Plan will be subject to adjustment in the events and in the manner following:

(a)       if the Common Shares are subdivided or consolidated after the Effective Date, or the Corporation pays to holders of Common Shares of record as of a date after the Effective Date a dividend payable in Common Shares, the number of Common Shares which may be issued under this Share Distribution Plan will be adjusted to the number of such shares that may be issued through the combined effect of such exercise and such subdivision, consolidation or stock dividend if the time of the subdivision or consolidation or the record date of such stock dividend had been immediately after the issue of such shares, and the remaining number of shares referred to in §2.3 which may be issued will be correspondingly adjusted; and

(b)       if there is any capital reorganization, reclassification or other change or event affecting the Common Shares to which §(a) does not apply, the Board will determine whether in the circumstances it is just and equitable that there be some alteration in the number and kind of shares issuable under this Share Distribution Plan and will make such amendments to the Share Distribution Plan as the Board considers appropriate in the circumstances.

Transferred Employees

2.6                   Notwithstanding any other provision of this Share Distribution Plan, the Corporation may satisfy any redemption of RSUs issued to any person whose employment was transferred by Old Ballard to AFCC Automotive Fuel Cell Cooperation Corp. (“AFCC”) on January 31, 2008, in accordance with the terms of this Share Distribution Plan for so long as such person is employed by AFCC and, for the purpose of giving effect to this §2.6, “Employee” shall be read to include such person for so long as he or she remains employed by AFCC and “Subsidiary” shall be read to include AFCC.

PART 3

EFFECTIVE DATE OF THE SHARE DISTRIBUTION PLAN

3.1	This Share Distribution Plan will become effective at the Effective Time.

Administration

3.2                   Subject to such limitations as may from time to time be imposed by the Board and subject to the terms of the DSU Plan for Directors, the DSU Plan for Executive Officers and the RSU Plan, the Chief Executive Officer will be responsible for the general administration of this Share Distribution Plan, the proper execution of its provisions, the interpretation of this Share Distribution Plan and the determination of all questions arising pursuant to this Share Distribution Plan, and without limiting the generality of the foregoing, the Chief Executive Officer, with prior authorization from the Board, will have the power to allot Common Shares for grant under this Share Distribution Plan.

Limitations on Issue

3.3                   The number of Common Shares that may be reserved for issuance or issued under this Share Distribution Plan and any other Share Compensation Arrangement

(a)	to Insiders, may not exceed 10% of the Outstanding Issue at that time, and
(b)	to any Insider and his or her Associates, within a one-year period, may not exceed 5% of the Outstanding Issue at that time.

Specific Limitations on Issue under the Share Distribution Plan

3.4                   In addition to the limitations set out in §3.3, the number of Common Shares that may be reserved for issuance or issued under this Share Distribution Plan to the Directors (other than Directors that are also Officers) will not exceed 200,000 Common Shares in the aggregate, subject to adjustment in accordance with §2.5.

Amendment

3.5                   Without limiting the generality of the foregoing and notwithstanding any other section of this Share Distribution Plan, unless specifically required by any stock exchange or regulatory authority, the Board may make any of the following amendments to this Share Distribution Plan without obtaining shareholder approval:

(a)       amendments to the definitions within this Share Distribution Plan and other amendments of a clerical nature;

(b)       amendments to any provisions relating to the issuance of Common Shares under this Share Distribution Plan, provided that, without shareholder approval, such amendment does not entail:

(i)	a change in the number or percentage of Common Shares reserved for issuance under this Share Distribution Plan;
(ii)	a reduction of the issue price of the Common Shares issued under this Share Distribution Plan or the cancellation and reissue of Common Shares;

(iii)	an increase to the maximum number of Common Shares that may be
(A)	issued to Insiders within a one-year period, or
(B)	issuable to Insiders at any time,

under Share Compensation Arrangements, which could exceed 10% of the Corporation's Outstanding Issue; or

(iv)	a change to the amendment provisions of this Share Distribution Plan;
(c)

any amendment in respect of the persons eligible to participate in this Share Distribution Plan, provided that, without shareholder approval, such amendment does not permit non-employee directors to re-gain participation rights under this Share Distribution Plan at the discretion of the Board if their eligibility to participate had previously been removed or increase limits previously imposed on non-employee director participation;

(d)

such amendments as are necessary for the purpose of complying with any changes in any relevant law, rule, regulation, regulatory requirement or requirement of any applicable stock exchange or regulatory authority; or

(e)	amendments to correct or rectify any ambiguity, defective provision, error or omission in the Plan or in any Option Agreement.

Governing Law

3.6                   This Share Distribution Plan will be construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Notice

3.7                   Each notice, demand or communication required or permitted to be given under this Share Distribution Plan will be in writing and will be delivered to the person to whom it is addressed, and the date of delivery of such notice, demand or communication will be the date of receipt by the addressee.

Tax Consequences

3.8                   Subject to applicable tax laws, all Common Shares issued to Employees and Directors will be taxable as income in the year in which the Common Shares are received. If any taxes are required by law to be withheld, the Corporation will have the right to withhold any such amount from the Employee or Director’s remuneration. Each Employee or Director is responsible for all income tax liability arising from any issuance of Common Shares under this Share Distribution Plan.

Employment

3.9                   Nothing contained in this Share Distribution Plan will confer upon any Employee any right with respect to employment or continuance of employment with the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the Employee’s employment at any time. Participation in this Share Distribution Plan by an Employee will be voluntary. The payment of any sum of money in lieu of notice of the termination of employment will not be considered as extending the period of employment for the purposes of this Share Distribution Plan.